    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2000
                     REGISTRATION NO. ______________________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                                  RMI.NET, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                     04-3153858
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                      Identification No.)

                             CHRISTOPHER J. MELCHER
                                  RMI.NET, INC.
                        999 EIGHTEENTH STREET, SUITE 2201
                                DENVER, COLORADO
                                 (303) 672-0700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                    COPY TO:
                               JEFFREY M. KNETSCH
                         BROWNSTEIN HYATT & FARBER, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 223-1100

                      ------------------------------------

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------


                                              CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                       Proposed Maximum      Proposed Maximum         Amount of
     Title of Each Class of          Amount to be     Offering Price per    Aggregate Offering     Registration Fee
   Securities to be Registered      Registered (1)         Unit (2)                Price                 (1)
---------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par value        761,610 (3)         $13.13007         $10,000,000.00             $2,640.00
 Common Stock, $0.001 par value        182,786 (4)          $9.8476           $1,800,003.40               $475.20
 Common Stock, $0.001 par value      2,828,693 (5)           $0.01               $28,286.93                 $7.47
=====================================================================================================================

(1) Pursuant to Rule 416, RMI.NET, Inc. is also registering such indeterminate number of additional shares of Common Stock as may be issuable upon the exercise of the Common Stock Purchase Warrants described herein to prevent dilution resulting from stock dividends, stock splits, or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(3) Includes 761,610 shares of Common Stock issued in a December 1999 private placement.
(4) Includes up to 182,786 shares of Common Stock that may be issued pursuant to Class A Warrants. The Class A Warrants were issued in a December 1999 private placement.
(5) Includes up to 2,828,693 shares of Common Stock, the maximum number that currently may be issued to pursuant to Class B Warrants without obtaining stockholder approval under the Nasdaq Marketplace Rules. The Class B Warrants were issued in a December 1999 private placement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                 SUBJECT TO COMPLETION. DATED JANUARY 21, 2000.

                                  RMI.NET, INC.

                     UP TO 3,773,089 SHARES OF COMMON STOCK

         The selling stockholders listed on page 13 are offering up to 761,610 shares of common stock that were issued to the selling stockholders in a December 1999 private placement, together with up to 3,011,479 shares of common stock which may be issued over time upon exercise of Class A and Class B Warrants. The Class A and Class B Warrants were issued to the selling stockholders in a December 1999 private placement. If the selling stockholders exercise their warrants and receive common stock, they may use this prospectus to resell the underlying common stock.

         RMI.NET will not receive any proceeds from the sale of common stock by the selling stockholders. We will, however, receive proceeds if the selling stockholders pay cash to exercise their warrants.

         Our common stock is traded on the Nasdaq National Market under the symbol "RMII." On January ___, 2000, the last reported sale was $___ per share.

         The common stock may be sold on the Nasdaq National Market at prevailing market prices, in negotiated transactions, or otherwise. See "Plan of Distribution."

         See "Risk Factors" beginning on page 2 to read about factors you should consider before buying shares of the common stock.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is January ___, 2000.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision.

WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT FUTURE LOSSES

         We started our business in 1993 and began offering Internet access services in 1994. We have incurred operating losses in every year of our existence. We incurred net losses of $2.3 million for the year ended December 31, 1996, $4.2 million for the year ended December 31, 1997, and $10.7 million for year ended December 31, 1998. In the first nine months of 1999, we incurred a net loss of $12.7 million. As of September 30, 1999, we have an accumulated deficit of $30.3 million. We may never be profitable.

         In 1998, a proposed merger transaction with Internet Communications Corporation and related financing transactions were terminated. As a result, we recorded costs, expenses and related fees of approximately $6.1 million. Of this amount, approximately $4.2 million relates to warrants that we issued. Although we are attempting to agree on a schedule for the payment of these expenses that is satisfactory to all parties, we cannot assure that we will be able to reach an agreement with all parties. If we are unsuccessful, we do not currently have the ability to pay all of these expenses.

IF WE ARE UNABLE TO RAISE FUNDS TO FINANCE OUR GROWTH, YOUR INVESTMENT COULD BE ADVERSELY AFFECTED

         We intend to expand or open new access sites or make other capital investments as dictated by subscriber demand and strategic considerations. To open new dial-up access sites, known in our industry as points of presence or POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to expand our subscriber base nationwide, we will have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

         *        fund growth, operating losses, and increased expenses;

         *        implement our acquisition strategy;

         * take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; and

         * respond to unanticipated developments or competitive pressures.

We will require additional funds through equity, debt, or other external financing in order to fund our current operations and to achieve our business plan. We cannot assure that any additional capital resources will be available to us, or, if available, will be on terms that will be acceptable to us. Any additional equity financing will dilute the equity interests of existing security holders. If adequate funds are not available or are not available on acceptable terms, our ability to execute our business plan and our business could be materially and adversely affected.

COMPETITION IN OUR INDUSTRY IS INTENSE AND IS LIKELY TO INCREASE

         We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing, and other resources than we have. We compete directly or indirectly with the following categories of companies:

         * established online services, such as America Online, the Microsoft Network, CompuServe, and Prodigy;

         * local, regional, and national Internet service providers, such as MindSpring, Earthlink, Network, Inc., Internet America, and PSINet;

         * national telecommunications companies, such as AT&T Corp., MCI WorldCom, Inc., Sprint, and GTE;

         * regional Bell operating companies, such as BellSouth and SBC Communications;

         * computer hardware and software companies, such as International Business Machines and Microsoft Corporation; and

         *        online cable services, such as At Home and Roadrunner.

Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce or preventing us from raising our fees. As a result, our business may suffer.

WE MAY NOT BE ABLE TO COMPETE IN THE LOCAL EXCHANGE AND LONG-DISTANCE TELEPHONE MARKET

         In 1998, we entered the long distance telephone market. We will compete directly with inter-exchange carriers and long distance carriers and other long distance resellers and providers, including large carriers such as AT&T, MCI WorldCom, Sprint, and new entrants to the long distance market. Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing, and other resources. We will face stiff price competition and may not be able to compete.

         Moreover, the local exchange telephone services market in most states was only recently opened to competition due to the passage of the 1996 Telecommunications Act and related regulatory rulings. Numerous operating complexities are associated with providing these services. We will be required to develop new products, services, and systems and will need to develop new marketing initiatives to sell these services. Our inability to overcome any of these operating complexities could have a material adverse effect on us.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE

         The Internet services market is characterized by rapidly changing technology, evolving industry standards, changes in member needs, and frequent new service and product introductions. Our future success depends, in part, on our ability to:

         *        use leading technologies to develop our technical expertise;

         *        enhance our existing services; and

         * develop new services that meet changing member needs on a timely and cost-effective basis.

In particular, we must provide subscribers with the appropriate products, services, and guidance to best take advantage of the rapidly evolving Internet. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our business. Our ability to compete will also depend upon the continued compatibility of our services with products offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established. Moreover, if industry standards are established, we may not be able to conform to these new standards in a timely fashion. Our competitors may develop services and technologies that will render our services or technology noncompetitive or obsolete.

         We are also at risk to fundamental changes in the way customers access the Internet. Currently, most customers access Internet services through computers connected by telephone lines. However, several companies have developed cable television modems and other "broadband technologies" that transmit data at substantially faster speeds than the modems that our subscribers and we use. We must develop new technology or modify our existing technology to accommodate new and faster sources of Internet access, including cable television modems, screen-based telephones, wireless products, televisions, and other consumer electronic devices. We may not succeed in adapting our Internet access business to new and faster access devices.

ANY DECLINE IN OUR MEMBER RETENTION LEVELS OR OUR PRICES WILL ADVERSELY AFFECT
US

         Our new member acquisition costs are substantial relative to the monthly fees we charge. Accordingly, our long-term success largely depends on our retention of existing members. While we continue to invest significant resources in our infrastructure and technical and member support capabilities, it is relatively easy for Internet users to switch to competing providers. Consequently, our investments may not help member retention. Any significant loss of members will substantially decrease our revenue and cause our business to suffer.

         As a result of competitive pricing pressures in the market for Internet services, we reduced the prices we charge our Internet customers during 1995, 1997, and 1998. We expect that continued price pressures may cause us to reduce prices further in order to remain competitive, and we expect that such further price reductions could adversely effect our results of operations, unless we can lower our costs commensurate with such price decreases.

OUR BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET

         Our future success substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow as it has in the past, we cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth will slow or stop and our financial results will suffer.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, OUR BUSINESS WILL SUFFER

         Our rapid growth has and will place a significant strain on our managerial, operational, financial, and information systems resources. To accommodate our increasing size and manage our growth, we must continue to implement and improve these systems and attract, train, manage, and retain qualified employees. These demands will require us to add new management personnel and develop new expertise. In order to successfully integrate newly acquired assets and continue to implement a nationwide strategy and network, we must:

         * closely monitor service quality, particularly through third party "POPs";

         * acquire and install necessary equipment and telecommunications facilities;

         * create and implement marketing strategies in new and existing markets;

         * employ qualified personnel to provide technical and marketing support for new sites; and

         * continue to expand our managerial, operational, and financial resources to support expansion.

Although we are taking steps to manage our growth effectively, we may not succeed. If we fail to successfully manage our growth, our ability to maintain and increase our member base will be impaired and our business will suffer.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH ACQUISITIONS

         Since January 1999, we have acquired the stock or assets of 17 companies and may acquire a number of other companies in the next few months. As part of our long-term business strategy, we continually evaluate strategic acquisitions of businesses and subscriber accounts. Acquisitions often involve a number of special risks, including the following:

         * we may experience difficulty integrating acquired operations and personnel;

         *        we may be unable to retain acquired subscribers;

         *        the acquisition may disrupt our ongoing business;

         * we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures, and policies;

         * the businesses we acquire may fail to achieve the revenues and earnings we anticipated;

         * we may ultimately be liable for contingent and other liabilities, not previously disclosed to us, of the companies that we acquire; and

         * our resources may be diverted in asserting and defending our legal rights.

We may not successfully overcome problems encountered in connection with potential future acquisitions. In addition, an acquisition could materially adversely affect our operating results by:

         *        diluting your ownership interest;

         *        causing us to incur additional debt; and

         * increasing amortization expenses related to goodwill and other intangible assets.

Any of these factors could have a material adverse effect on our business.

IF WE DO NOT SUCCEED IN OBTAINING SUFFICIENT NETWORK CAPACITY FROM OUR INTERNAL AND LEASED NETWORK, WE MAY LOSE CUSTOMERS

         Our success depends, in part, on the capacity, reliability, and security of our network. Our network includes computers, servers, routers, modems, broadband fiber systems, access to third party broadband systems, and other related hardware and software. Network capacity constraints have occurred in the past and may occur in the future, in connection with:

         * particular dial-up POPs affecting only members attempting to use that particular point of presence; and

         * system wide services, such as e-mail and news services, which can affect all members.

These capacity constraints result in slowdowns, delays, or inaccessibility when members try to use a particular service. Poor network performance could cause members to terminate their membership with us. To reduce the probability of such problems, we will be required to expand and improve our network. Such expansion and improvement will be very costly and time consuming. We may not be able to expand or adapt our network to meet additional demand or changing subscriber requirements on a timely basis or at a commercially reasonable cost.

         In order to provide Internet access and other on-line services to our customers, we lease long distance fiber optic telecommunications lines from multiple national telecommunications service providers. We are dependent upon these providers of data communications facilities. In addition, we have a wholesale usage agreement with PSINet, which allows us to provide dial-up and "switched" network access to our customers through PSINet's 235 POPs throughout the United States. We also have other agreements with service providers on whom we rely to deliver our product and service offerings. Moreover, PSINet provides network access to some of our competitors.

PSINet could choose to grant these competitors preferential network access, potentially limiting our members' ability to access the Internet. Even without such preferential treatment, increased usage of PSINet's POPs by other Internet service providers and online service providers may negatively affect access system performance.

SYSTEM FAILURES CAUSED BY NATURAL DISASTERS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         We must protect our infrastructure against fire, earthquakes, power loss, telecommunications failure, computer viruses, security breaches, and similar events. We do not currently maintain a redundant or backup network hub for all of our customers. Moreover, because we lease our lines from long distance telecommunications companies and regional Bell operating companies, we are dependent upon these companies for physical repair and maintenance of the leased lines. We maintain multiple carrier agreements to reduce the risk of loss of operations from damage, power failures, telecommunications failures, and similar events. However, the occurrence of a natural disaster or other unanticipated problems at our network operations center or any of our POPs may cause interruptions in the services we provide. In addition, failure of our telecommunications providers to provide the data communications capacity we require as a result of a natural disaster, operational disruption, or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on us.

OUR NETWORK IS SUBJECT TO SECURITY RISKS AND INAPPROPRIATE USE BY INTERNET USERS THAT COULD INTERRUPT OUR SERVICE

         The future success of our business will depend on the security of our network and the networks of third parties over which we have no control. Despite implementation of security measures, we remain vulnerable to computer viruses, sabotage, break-ins, and similar disruptive problems caused by subscribers or other Internet users. Any breach of our network security or other inappropriate use of our network, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation of services to our subscribers. Our subscribers, in turn, could terminate their membership or assert claims against us. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to our subscribers or us or deter potential customers from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures, "hackers" have circumvented such measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

         To fix problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. As a result, subscribers or others may assert claims of liability against us. Further, until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS

         We rely on traditional telecommunications carriers to transmit our traffic over local and long distance networks. These networks may experience disruptions and capacity constraints that are not easily remedied. We may have no means of replacing these services. In addition, local phone service is sometimes available only from one company. The benefits of competition and alternative sources of supply are not present in these markets.

         We also depend on certain suppliers of hardware and software components. We acquire a majority of our networking service components, including terminal servers and high-performance routers, from Cisco Systems, Inc., Bay Networks, Inc., and Lucent Technologies, Inc. The expansion of our network places a significant demand on our suppliers, some of which have limited production capacity. In the past, we have experienced delays in delivery of new telephone lines, modems, terminal servers, and other equipment. If delays are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to RMI.NET. If our suppliers cannot meet increased demand and we are not able to develop alternative sources of supply, we could experience delays and increased costs in expanding our network, difficulty in providing our services, and the loss of dissatisfied customers.

WE MAY NOT SUCCESSFULLY PROTECT OUR PROPRIETARY RIGHTS OR AVOID CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

         Our success is dependent in part on our technology and other proprietary rights. To protect our rights, we rely on a combination of copyright, trademark, patent and trade secret laws, and contractual restrictions. We cannot be sure that these steps will be adequate to prevent misappropriation or infringement of our intellectual property. Nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to our proprietary property and technology.

         In our industry, competitors often assert intellectual property claims against one another. The success of our business depends on our ability to assert and defend our intellectual property rights. Future litigation may have an adverse impact on our financial condition. These claims could result in substantial costs and diversion of resources, even if the claim is ultimately decided in our favor. If a claim is asserted alleging that we infringed the proprietary technology or information of a third party, we may be required to seek licenses for such intellectual property. We cannot be sure that such licenses would be offered or obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could have a material adverse affect on our business.

MR. HANSON HAS A CONTROLLING INTEREST IN RMI.NET, INC. WHICH MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

         Our chief executive officer, Douglas Hanson has a controlling interest in RMI.NET, Inc. through his direct ownership of common stock, ability to exercise outstanding warrants and options, and voting rights agreements. As a result, Mr. Hanson has voting control of RMI.NET, Inc. and can influence all matters that require stockholder approval. Mr. Hanson may designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with Mr. Hanson's management decisions.

         As a controlling stockholder, Mr. Hanson also has the power to approve or reject significant corporate matters, such as mergers, acquisitions and other change-in-control transactions. Mr. Hanson's controlling interest could make it more difficult for a third party to acquire us, even if the acquisition would be beneficial to you. You may not realize the premium return that stockholders may realize in conjunction with corporate takeovers.

MARKET PRICE OF OUR SECURITIES MAY FALL IF OTHER SECURITY HOLDERS SELL THEIR
STOCK

         As of the date of this offering, we have 20,028,231 shares of common stock outstanding. However, we have reserved approximately 6,700,000 additional shares for issuance upon exercise of warrants and stock options, various anti-dilution provisions contained in the warrants and stock options, and prior acquisitions. If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock and our publicly traded warrants could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate. We have issued and plan to issue additional convertible equity and debt securities in the future. If these securities are exercised or converted, you may experience significant dilution in the market value of your stock. Our stock price is highly volatile.

OUR STOCK PRICE IS HIGHLY VOLATILE

         In the past, our common stock and publicly traded warrants have traded at volatile prices. We believe that the market prices will continue to be subject to significant fluctuations due to various factors and events that may or may not be related to our performance. If the market value of our common stock decreased substantially, we could be delisted from the Nasdaq National Market. Consequently, you could find it difficult or impossible to sell your stock or to determine the value of your stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of Internet-sector companies and which may be unrelated to the operating performance of such companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of your stock.

FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE

         Our financial results may fluctuate significantly because of several factors, many of which are beyond our control. These factors include:

         * costs associated with gaining and retaining customers and capital expenditures for upgrading our systems and infrastructure;

         * timing and market acceptance of new and upgraded Internet service introductions, technologies, and services by us and our competitors;

         * loss of subscribers, seasonal fluctuations in demand for our services;

         *        downward pressure on prices due to increased competition;

         * changes in our operating expenses, including telecommunications costs; and

         *        the effect of potential acquisitions.

Fluctuations caused by these and other factors could cause our business to suffer.

WE HAVE NO INTENTION TO PAY DIVIDENDS

         We have never paid any cash dividends on our common stock. We currently intend to retain all future earnings, if any, for use in our business and do not expect to pay any dividends in the foreseeable future.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION

         We provide Internet services through data transmissions over public telephone lines and cable networks. The Federal Communications Commission governs these transmissions and establishes charges and terms for communications. As an Internet access provider, we are not subject to direct regulation by the Federal Communications Commission or any other governmental agency, other than the regulations applicable to businesses generally. However, we could become subject to the Federal Communications Commission or other regulatory agency regulation especially as Internet services and telecommunication services converge. Changes in the regulatory environment could decrease our revenue and increase our costs. For example, the Federal Communications Commission may decide that Internet-based telephone services should be subject to pay carrier access charges on the same basis as traditional telecommunications companies.

         The Federal Telecommunications Act of 1996 imposed fines on Internet service providers, in part, for providing access to indecent and obscene services. The United States Supreme Court found this part of the Federal Telecommunications Act of 1996 unconstitutional in June of 1997. However, on March 12, 1998, the Senate Commerce Committee approved two bills that attempt to reconstruct these unconstitutional provisions. Although it is too early to determine the ultimate course of these bills, and to evaluate the constitutionality of the proposals, these provisions, if enacted and upheld, could expose ISPs such as RMI.NET, Inc. to liabilities.

         Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, gambling, intellectual property protection and infringement, technology export, and other controls. Other federal

Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The Federal Communications Commission currently is considering:

         * whether Internet service providers are regulated telecommunications providers;

         * whether Internet service providers are required to contribute to the Universal Service Fund; and

         * how various companies in the Internet and telecommunications industries should be classified.

IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES, OUR BUSINESS WILL BE ADVERSELY
AFFECTED

         Our success greatly depends on our ability to attract and retain key technical, sales, marketing, information systems, financial, and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Douglas H. Hanson, our Chief Executive Officer, President and Chairman of the Board of Directors. The loss of Mr. Hanson or other senior managers could have a materially detrimental effect on us. All members of our senior management team can terminate their employment at any time. We do not maintain key person life insurance on any of our personnel. If we fail to attract, hire, or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

OUR FAILURE TO ENSURE THAT OUR SYSTEMS OR OUR CUSTOMERS AND SUPPLIERS SYSTEMS ARE YEAR 2000 COMPLIANT COULD LEAD TO A MAJOR SYSTEM FAILURE THAT COULD ADVERSELY AFFECT OUR BUSINESS

         The Year 2000 problem is the result of computer programs that use two digits rather than four to define the applicable year. Computer equipment and programs that have time-sensitive software may not be able to distinguish whether "00" means 1900 or 2000. Incompatible date coding could cause a major system failure or could create erroneous results. We may also be vulnerable to other companies' Year 2000 issues.

         Our failure, or the failure of third parties on which we rely, to address Year 2000 readiness issues could result in an interruption, or a failure, of normal business activities or operations. Although we did not experience any system failures on January 1, 2000, we remain concerned about the potential for problems throughout the year. We believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products. In particular, we depend heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect business.

         Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, our business could be materially and adversely affected.

         We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our business could be materially and adversely affected.

         We have established a program to coordinate appropriate activity to be taken to address the Year 2000 issue. We have incurred approximately $200,000 of expenses to implement our Year 2000 readiness program. However, we may have to incur additional costs to address Year 2000 problems that surface throughout the year, including problems associated with companies, systems and products that we may acquire. Acquisitions may cause actual costs of addressing the Year 2000 problem to significantly exceed our estimates and our business may be adversely affected.

                CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference may include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans and the outcome of any contingencies are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "believe," "plan," "will," "anticipate," "estimate," "expect," "intend" and other phrases of similar meaning. Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from our expectations, including the following:

         o        we may lose subscribers or fail to grow our subscriber base;

         o we may not successfully integrate new subscribers or assets obtained through acquisitions;

         o        we may fail to compete with existing and new competitors;

         o        we may not be able to sustain our current growth;

         o we may not adequately respond to technological developments impacting the Internet;

         o we may fail to identify and correct a significant Year 2000 compliance problem and experience a major system failure;

         o        we may fail to settle outstanding litigation; and

         o        we may not be able to find needed financing.

This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus under the caption "Risk Factors."

         With regard to Year 2000 issues, any reference to a Year 2000 issue contained in this prospectus is a "Year 2000 Statement" and a "Year 2000 Readiness Disclosure," as defined in the Year 2000 Information and Readiness Disclosure Act, signed into law by President Clinton on October 19, 1998 (Pub.
L. 105-271, 112 Stat. 2386).

                            DESCRIPTION OF SECURITIES

         In December 1999, we issued common stock and Class A and Class B Warrants to purchase common stock to Advantage Fund II Ltd. and Koch Investment Group Limited pursuant to separate subscription agreements with each selling stockholder. Both the Class A and Class B Warrants are subject to anti-dilution clauses in the event of stock dividends, stock splits, or other transactions. A more detailed description of our common stock and the Class A and Class B Warrants follows.

COMMON STOCK

         The description of our common stock, $0.001 par value, is included in our Registration Statement on Form 8-A, which was filed with the Securities and Exchange Commission on August 14, 1996. We have incorporated our Registration Statement on Form 8-A by reference. As of January 20, 2000, we have 20,028,231 shares of common stock issued and outstanding. Pursuant to the subscription agreements, we issued 761,610 shares to the selling stockholders on December 7, 1999. This prospectus covers the 761,610 shares offered for resale by the selling stockholders.

WARRANTS

         Class A Warrants. The Class A Warrants were issued pursuant to the December 1999 subscription agreements and are presently exercisable. They expire on December 7, 2004 and have an exercise price of $9.8476 per share. This prospectus covers the resale by the selling stockholders of 182,786 shares of our common stock issuable upon exercise of the Class A Warrants. RMI.NET, Inc. has the right to require the selling stockholders to exercise their Class A Warrants upon notice of at least 20 trading days if the closing bid price of our common stock exceeds $14.7714 for 20 consecutive trading days on the Nasdaq National Market and certain other conditions are met.

         Class B Warrants. The Class B Warrants were issued pursuant to the December 1999 subscription agreements. The Class B Warrants will not be exercisable until June 4, 2000. The Class B Warrants expire on December 5, 2002 and have an exercise price of $0.01 per share. This prospectus covers the resale by the selling stockholders of up to 2,828,693 shares of our common stock, the maximum number of shares currently issuable upon exercise of the Class B Warrants without obtaining stockholder approval under the Nasdaq Marketplace Rules. The number of shares of common stock issuable upon exercise of the Class B Warrants will increase or decrease over a two and one-half year period beginning on June 4, 2000 and occurring every 90th day thereafter through November 20, 2002, based on the market price of the common stock.

         The Initial Adjustment. On the first adjustment date, June 4, 2000, the Class B Warrants will become exercisable for a specified number of shares for which the Class B Warrants are then exercisable will be adjusted by an amount equal to the sum of:

         (1)  the quotient obtained by dividing:

                  (a) the product of (i) number of shares of common stock
                      originally issued in the December 1999 private placement that continue to be held by Class B Warrant holders on June 4, 2000 (up to 761,610 shares), (ii) the $13.1301
                      (the initial purchase price), and (iii) 1.03 (the initial adjustment factor) by

                  (b) the initial "adjustment price," which is defined as the lesser of (i) $9.8476 or (ii) the average market price of the common stock, which is defined as the average of the closing bid prices for the 20 trading days out of the 30 immediately preceding trading days on which the lowest closing bid prices occurred.

         (2) less the number of number of shares of common stock originally issued in the December 1999 private placement that continue to be held by the Class B Warrant holders on June 4, 2000 (up to 761,610 shares).

         The Second Adjustment. On the second adjustment date, September 2, 2000, the specified number of shares reserved for which the Class B Warrants are then exercisable will be adjusted by an amount equal to the sum of:

         (1)  the quotient obtained by dividing:

                  (a) the product of (i) number of shares of common stock
                      originally issued in the December 1999 private placement that continue to be held by Class B Warrant holders on the second day of adjustment (September 2, 2000), plus shares issued or issuable upon exercise of Class B Warrants and then held by Class B Warrant holders, (ii) the initial adjustment price on the immediately preceding adjustment date (June 4, 2000), and (iii) 1.015 (the adjustment factor) by

                  (b) the "adjustment price," which is defined as the lesser of
                      (i) $9.8476 or (ii) the average market price of the common stock, which is defined as the average of the closing bid prices for the 15 trading days out of the 30 immediately preceding trading days on which the lowest closing bid prices occurred.

         (2) less the number of shares of common stock originally issued in the December 1999 private placement that continue to be held by Class B Warrant holders on the second day of adjustment (September 2, 2000), plus shares issued or issuable upon exercise of Class B Warrants and then held by Class B Warrant holders.

If the amount of the adjustment is positive, then the number of shares issuable upon exercise of Class B Warrants on the first adjustment date will be increased by the amount of the adjustment. If the amount is negative, then the number of shares issuable upon exercise of Class B Warrants on the first adjustment date will be decreased by the amount of the adjustment (but not less than zero).

         Subsequent Adjustments. We will be required to make similar adjustments (increases or decreases) to the number of shares issuable upon exercise of Class B Warrants every 90 days after the second adjustment date (September 2, 2000) until November 20, 2002. The amount of each adjustment will equal the sum of:

         (1)  the quotient obtained by dividing:

                  (a) the product of (i) number of shares of common stock
                      originally issued in the December 1999 private placement that continue to be held by Class B Warrant holders on the day of adjustment, plus shares issued or issuable upon exercise of Class B Warrants and then held by Class B Warrant holders, (ii) the adjustment price on the immediately preceding adjustment date, and (iii) 1.015 (the adjustment factor) by

                  (b) the current adjustment price, which is defined as the
                      lesser of (i) $9.8476 or (ii) the average market price of the common stock, which is defined as the average of the closing bid prices for the 10 trading days out of the 30 immediately preceding trading days on which the lowest closing bid prices occurred.

         (2) less the number of shares of common stock originally issued in the December 1999 private placement that continue to be held by Class B Warrant holders on the day of adjustment, plus shares issued or issuable upon exercise of Class B Warrants and then held by Class B Warrant holders.

         Notwithstanding the above, if the "average market price" of our common stock exceeds $20.00 per share on any adjustment date, the "adjustment price" used in the formulas shall be increased by 50% of the excess of the "average market price" over $20.00.

         On the second and each subsequent adjustment date, the number of shares for which each Class B Warrant is then exercisable is further reduced by the number of shares for which the Class B Warrant is exercised during the preceding 90-day period.

         The Class B Warrants may not be exercised until the holder shall have first sold all of the shares of common stock initially purchased by the Class B Warrant holder in the December 1999 private placement. In addition, until December 1, 2000, each selling stockholder may not exercise its Class B Warrant to the extent the sum of the number of initial shares purchased in the December 1999 private placement plus the number of shares issued or issuable upon the exercise of the Class B Warrant would exceed 1,000,000 shares.

         Under certain circumstances described in the subscription agreements and the Class B Warrants, we have the right to repurchase the shares of common stock and the Class B Warrants held by the selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding the ownership of our common stock by the selling stockholders and the maximum number of shares that may be sold pursuant to this prospectus. The selling stockholders listed below may use this prospectus to sell their common stock and the common stock to be issued upon exercise of their warrants.

         Under the terms of the Class A and B Warrants, no selling stockholder may exercise warrants to the extent that the exercise would cause the selling stockholder's beneficial ownership of our common stock (excluding shares underlying unexercised warrants) to exceed 4.9% of the number of shares issued and outstanding.


                                                                   Shares Which         Shares Owned After Offering
                                            Number of Shares        May be Sold                       (1)
                                            Owned Before the     Pursuant to this       ----------------------------
        Selling Stockholder                    Offering             Prospectus            Number        Percentage
-------------------------------------    --------------------    -------------------    ----------     -------------
Advantage Fund II Ltd.                         569,073 (2)         1,886,544 (4)          96,875              *
Koch Investment Group Limited                  530,323 (3)         1,886,544 (5)          58,125              *
*  Less than one percent.

(1) Assumes all shares offered are sold.

(2) Consists of (a) the initial 380,805 shares issued to the selling stockholder in the December 1999 private placement; (b) 91,393 shares issuable upon exercise of the Class A Warrant; and (c) 96,875 shares issuable upon exercise of warrants issued in December 1998. The December 1998 warrants are subject to the same 4.9% limitation on beneficial ownership applicable to the Class A and Class B Warrants.

(3) Consists of (a) the initial 380,805 shares issued to the selling stockholder in the December 1999 private placement; (b) 91,393 shares issuable upon exercise of the Class A Warrant; and (c) 58,125 shares issuable upon exercise of warrants issued in December 1998. The December 1998 warrants are subject to the same 4.9% limitation on beneficial ownership applicable to the Class A and Class B Warrants.

(4) Consists of (a) the initial 380,805 shares issued to Advantage Fund II, Ltd. in the December 1999 private placement; (b) 91,393 shares issuable upon exercise of the Class A Warrants; and (c) up to 1,414,346 shares which may be issuable upon exercise of the Class B Warrants. Genesee International, Inc., the investment manager of Advantage Fund II, may be deemed to beneficially own the shares offered by Advantage Fund II through its shared dispositive and voting power over such shares. Mr. Donald R. Morken, the controlling stockholder of Genesee International, may be deemed to control the exercise by Genesee International of shared dispositive and voting power over the shares.

(5) Consists of (a) the initial 380,805 shares issued to Koch Investment Group Limited in the December 1999 private placement; (b) 91,393 shares issuable upon exercise of the Class A Warrants; and (c) up to 1,414,346 shares issuable upon exercise of the Class B Warrants. Koch Industries, Inc. the indirect parent company of Koch Investment Group, may be deemed to beneficially own the shares offered by Koch Investment Group through its shared dispositive and voting power over the shares. Messrs. Charles Koch and David Koch, the majority stockholders of Koch Industries, may be deemed to control the exercise by Koch Industries of shared dispositive and voting power over the shares.

         None of the selling stockholders, nor their officers, directors and major shareholders, has held any material relationship with RMI.NET or any of its affiliates within the past three years other than as an owner of RMI.NET's securities.

                                 USE OF PROCEEDS

         We have reserved up to 3,011,479 shares of common stock for issuance upon the exercise of outstanding Class A and Class B warrants, without giving effect to additional shares that may be issued pursuant to anti-dilution provisions. We cannot be sure that warrant holders will exercise any of the warrants that are currently outstanding and thus, we may not receive any proceeds. However, if all Class A and Class B Warrants are exercised for the full number of shares offered for resale pursuant to this prospectus upon the exercise of the warrants, we will receive net proceeds of approximately $1,828,000.

         If we do receive proceeds from the exercise of warrants, we plan to use the net proceeds for general corporate purposes, including:

         o        repaying our obligations as they become due;

         o        financing capital expenditures; and

         o        working capital.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities, or mortgage-backed securities guaranteed by federal agencies.

                              PLAN OF DISTRIBUTION

         The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest, including in one or more of the following transactions:

         o        on the Nasdaq National Market;

         o        in the over-the-counter market;

         o in transactions other than on the Nasdaq National Market or in the over-the-counter market;

         o through brokers or dealers, or in direct transactions with purchasers;

         o        in connection with short sales;

         o        by pledge to secure debts and other obligations;

         o in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options; or

         o        in a combination of any of the above transactions.

         The selling stockholders may sell their shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling stockholders will sell any or all of their common stock. Brokers and dealers that are used will either receive discounts or commissions from the selling stockholders, or will receive commissions from the purchasers.

         The selling stockholders may also elect to sell their shares pursuant to Rule 144 under the Securities Act of 1933.

         The selling stockholders may choose not to exercise any of their common stock purchase warrants. However, if the selling stockholders do exercise their warrants, we will issue an appropriate amount of common stock and cancel the underlying warrants upon payment of the exercise price.

         We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.


                                  LEGAL OPINION

         For the purposes of this offering, Christopher J. Melcher, Vice President and General Counsel of RMI.NET, Inc., has given his opinion as to the validity of the shares offered by the selling stockholders. As of January 20, 2000, Mr. Melcher beneficially owns 159,450 shares of RMI.NET common stock.


                                     EXPERTS

         Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the year ended December 31, 1998 included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Baird, Kurtz and Dobson, independent accountants, have audited our consolidated financial statements and schedule as of December 31, 1997 and for each of the two years in the period then ended included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's and Baird, Kurtz & Dobson's reports, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         Our common stock is listed on the Nasdaq National Market. Reports, proxy statements, and other information concerning RMI.NET can be reviewed at the offices of Nasdaq Operations, 1735 "K" Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the common stock:

         o Annual Report on Form 10-K for the year ended December 31, 1998;

         o        1999 Definitive Revised Proxy Statement;

         o Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999;

         o Current Reports on Form 8-K (and amendments) originally filed January 8, February 17, June 28, July 1, 8 and 19, and, August 26 and 30, September 14, 15, and 27, December 6 and 9, 1999 and January 7, 2000; and

         o the description of our common stock contained in our registration statement on Form 8-A, filed August 14, 1996.

We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

                           Christopher J. Melcher
                           Vice President and General Counsel
                           RMI.NET, Inc.
                           999 Eighteenth Street, Suite 2201
                           Denver, Colorado  80202
                           (303) 672-0700

You may also want to refer to our web site at www.rmi.net. However, our web site is not a part of this prospectus.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Risk Factors ..........................................                     2

Cautionary Note About Forward-Looking Statements ......                     9

Description of Securities .............................                    10

Selling Stockholders ..................................                    13

Use of Proceeds .......................................                    13

Plan of Distribution ..................................                    14

Legal Opinion .........................................                    15

Experts ...............................................                    15

Where You Can Find More Information ...................                    15




                                  COMMON STOCK
                                $0.001 PAR VALUE


                                  RMI.NET, INC.


                                   PROSPECTUS


                                JANUARY   , 2000

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and Nasdaq filing fee, the amounts stated are estimates.

                   SEC Registration Fee                    $      3,123.00
                   Nasdaq Filing Fee                             15,232.00
                   Printing and Engraving                         1,000.00
                   Legal Fees and Expenses                       10,000.00
                   Accounting Fees and Expenses                  10,000.00
                   Miscellaneous                                  3,000.00
                                                           ---------------
                        TOTAL                              $     42,355.00
                                                           ===============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 8 of the Registrant's Certificate of Incorporation, as amended, provides:

         "No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent provided or permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a director under this Article 8 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 8, prior to such repeal or modification."

         Section 5.1 of the Registrant's bylaws provides, in general, that the Registrant shall, to the fullest extent permitted by the DGCL, as now or hereafter in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Registrant, or, by reason of the fact that such officer or director is or was serving at the request of the Registrant as a director, office, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise, against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement reasonably incurred by him in connection with such Proceeding, including any Proceeding by or on behalf of the Registrant and will advance all reasonable expenses incurred by or on behalf of any such person in connection with any Proceeding, whether prior to or after final disposition of such Proceeding. Section 5.8 of the bylaws also provides that the Registrant may also indemnify and advance expenses to employees or agents who are not officers or directors of the Registrant.

The Registrant has purchased a directors' and officers' liability insurance contract that provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. No dealer, salesman or any other person has been authorized in connection with this Offering to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Registrant. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Registrant or the facts herein set forth since the date hereof.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER       DESCRIPTION OF DOCUMENT
------       -----------------------
2.01      Agreement and Plan of Reorganization and Liquidation by and Among
          Rocky Mountain Internet, Inc., DataXchange Network, Inc., and Certain
          of the Shareholders of DataXchange Network, Inc., dated as of December
          8, 1998 (13)

3.01      Amended and Restated Certificate of Incorporation (19)

3.02      Bylaws of Rocky Mountain Internet, Inc. (1)

3.03      Certificate of Amendment of Certificate of Incorporation of Rocky
          Mountain Internet, Inc. (16)

3.04      Certificate of Designations of Series B Convertible Preferred Stock
          (16)

4.01      Form of Warrant Agreement dated September 5,1996 between Rocky
          Mountain Internet, Inc. and American Securities Transfer, Inc. (1)

4.02      Form of Subordinated Convertible Promissory Note (1)

4.03      Form of Lock-Up Agreement for Shareholders (1)

4.04      Form of Lock-Up Agreement for Preferred Stockholders (1)

4.05      Form of Lock-Up Agreement for Debenture Holders (1)

4.06      Form of Stock Certificate (1)

4.07      Form of Warrant Certificate (1)

4.08      Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H.
          Hanson dated October 1, 1997 (8)

4.09      1996 Employees' Stock Option Plan (6)

4.10      1996 Non-Employee Directors' Stock Option Plan (6)

4.11      Rocky Mountain Internet Inc. 1997 Non-Qualified Stock Option Plan (7)

4.12      1997 Stock Option Plan (9)

4.12.1 First Amendment to Non-Qualified Stock Option Agreement pursuant to the Rocky Mountain Internet, Inc. 1997 Stock Option Plan (16)

4.12.2    First Amendment to Incentive Stock Option Agreement pursuant to the
          Rocky Mountain Internet, Inc. 1997 Stock Option Plan) (16)

4.13      Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (10)

4.14      Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock
          Option Plan (11)

4.15 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Koch Industries, Inc. (15)

4.16 Subscription Agreement, dated as of December 10, 1998, by and between Rocky Mountain Internet, Inc. and Advantage Fund II Ltd. (15)

4.17      Form of Common Stock Purchase Warrant issued to Koch Industries, Inc.,
          Advantage Fund II Ltd., Wharton Capital Partners Ltd., Leslie Bines, and Neidiger Tucker Bruner Inc. (15)

4.18      Form of Registration Rights Agreement between Rocky Mountain Internet,
          Inc. and (i) Koch Industries, Inc.; and (ii) Advantage Fund II Ltd.
          (15)

4.19 Form of Registration Rights Agreement between Rocky Mountain Internet and (i) Wharton Capital Partners Ltd.; (ii) Leslie Bines; and (iii)
          Neidiger Tucker Bruner Inc. (15)

4.20      Form of Subscription Agreement dated as of December 7, 1999*

4.21      Form of Class A Warrant (Annex I to Subscription Agreement)*

4.22      Form of Class B Warrant (Annex II to Subscription Agreement)*

4.23      Form of Registration Rights Agreement (Annex IV to Subscription
          Agreement)*

5.01 Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered. *

10.01     Agreement of Lease between Denver-Stellar Associates Limited
          Partnership, Landlord and Rocky Mountain Internet, Inc., Tenant (2)

10.02     Asset Purchase Agreement - Acquisition of CompuNerd, Inc. (2)

10.03     Confirmation of $2.0 million lease line of credit (2)

10.04 Agreement between MCI and Rocky Mountain Internet, Inc. governing the provision of professional information system development services for the design and development of the MCI internal Intranet project referred to as Electronic Advice. (2)

10.05     Sublease Agreement - February 26, 1997 - 1800 Glenarm, Denver, CO (4)

10.06     Acquisition Agreement for The Information Exchange (4)

10.07     Asset Purchase Agreement for On-Line Network Enterprises (4)

10.08     1996 Incentive Compensation Plan - Annual Bonus Incentive (4)

10.09     1997 Incentive Compensation Plan - Annual Bonus Incentive (4)

10.10     Termination Agreement of joint venture between Rocky Mountain
          Internet, Inc. and Zero Error Networks, Inc. (5)

10.11     Private Placement Memorandum (5)

10.12 Carrier Services Switchless Agreement Between Frontier Communications of the West, Inc. and Rocky Mountain Broadband, Inc.** (15)

10.13     Wholesale Usage Agreement Between PSINet Inc. and Rocky Mountain
          Internet, Inc.** (15)

10.14     PacNet Reseller Agreement between PacNet Inc. and Rocky Mountain
          Internet, Inc.** (15)

10.15     Operating Agreement of The Mountain Area EXchange LLC (15)

10.16     Software License and Consulting Services Agreement Between Rocky
          Mountain Internet, Inc. and Novazen Inc.** (15)

10.19     Merger Agreement among Rocky Mountain Internet, Inc., RMI-INI,
          Internet Now, Hutchinson Persons, Leslie Kelly, Taufik, Islam, Susan
          Coupal, and Gary Kim, dated November 20, 1998 (12)

10.20     Asset Purchase Agreement between Rocky Mountain Internet, Inc. and
          Unicom Communications Corporation dated as of November 24, 1998 (12)

10.21     Asset Purchase Agreement among Rocky Mountain Internet, Inc.,
          Stonehenge Business Systems Corporation, Todd Keener, and Danette
          Keener, dated as of November 30, 1998 (12)

10.22     Commitment letter dated December 10, 1998 from Advantage Fund Ltd. to
          Rocky Mountain Internet, Inc. (15)

10.23     Agreement and Plan of Merger by and between Rocky Mountain Internet,
          Inc. and August 5th Corporation, d/b/a Dave's World dated February 2,
          1999 (17)

10.24     Asset Purchase Agreement by and among Rocky Mountain Internet, Inc.,
          ImageWare Technologies, L.L.C., and Communication Network Services,
          L.L.C. dated February 5, 1999 (17)

10.25 Agreement and Plan of Merger by and among Rocky Mountain Internet, inc. d/b/a/ RMI.NET, Inc. and IdealDial Corporation. (20)

10.26 Agreement and Plan of Merger by and among Rocky Mountain Internet, inc. d/b/a/ RMI.NET, Inc. and Internet Connect, Inc. (20)

10.27     Agreement and Plan of Merger and Reorganization by and among Rocky
          Mountain Internet, Inc. d/b/a/ RMI.NET, Inc. and Colorado Mountain
          Net, Inc. dated June 16, 1999 (21)

10.28     Stock Exchange Agreement between Rocky Mountain Internet, Inc. d/b/a
          RMI.NET, Inc. and Roger L. Penner (CommerceGate) dated June 24, 1999
          (22)

10.29     Asset Purchase Agreement by and between Rocky Mountain Internet, Inc.
          d/b/a RMI.NET, Inc. and CyberDesic Communications Corporation, Inc.
          dated June 28, 1999 (23)

10.30     Asset Purchase Agreement by and among RMI.NET, Inc. f/k/a Rocky
          Mountain Internet, Inc. and Triad Resources, LLC dated July 30, 1999
          (24)

10.31     Asset Purchase Agreement by and among RMI.NET, Inc. and ACES Research,
          Inc. dated July 30, 1999 (25)

10.32     Asset Purchase Agreement by and among RMI.NET, Inc. and Novo Media
          Group, Inc. dated August 30, 1999 (26)

10.33     Asset Purchase Agreement by and among RMI.NET, Inc. and Wolfe Internet
          Access, LLC dated August 31, 1999 (27)

10.34     Asset Purchase Agreement by and among RMI.NET, Inc. and Networld.com,
          Inc. and FutureOne, Inc. dated November 19, 1999 (28)

10.35     Asset Purchase Agreement by and among RMI.NET, Inc. and Western
          Regional Networks, Inc. dated November 24, 1999 (29)

10.36     Asset Purchase Agreement by and among RMI.NET, Inc. and AIS Network
          Corporation dated December 23, 1999 (30)

16.01     Letter re change in certifying accountant (3)

16.02     Letter re change in certifying accountant (14)

21.01     Subsidiaries of the Registrant (18)

23.01     Consent of Ernst & Young LLP ***

23.02     Consent of Baird, Kurtz & Dobson ***

23.03     Consent of Christopher J. Melcher, Esq. (included in Exhibit 5.01) *

24.01     Power of Attorney (31)

27.01     Financial Data Schedule (19)


*      Filed herein.

** Portions of these documents have been omitted pursuant to a request for confidential treatment.

***    To be filed by amendment.

(1) Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-05040C) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated January 28, 1997.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

(5) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

(6) Incorporated by reference to the Registrant's documents filed with the Registrant's Initial Public Offering.

(7) Incorporated by reference to the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on September 26, 1997.

(8) Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 6, 1997.

(9) Incorporated by reference to the Definitive Proxy Statement (Appendix A) filed on Schedule 14A on February 13, 1998.

(10) Incorporated by reference to the Definitive Proxy Statement (Appendix B) filed on Schedule 14A on February 13, 1998.

(11) Incorporated by reference to the Definitive Proxy Statement (Appendix C) filed on Schedule 14A on February 13, 1998.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 20, 1998.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 8, 1998.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 9, 1998.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 10, 1998.

(16) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Reg. No. 333-52731) and amendments thereto, as previously filed with the Securities and Exchange Commission.

(17) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 2, 1999.

(18) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(19) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

(20) Incorporated by reference to the Registrant's Current Report on Form 8-K/A dated June 11, 1999.

(21) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 16, 1999.

(22) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 23, 1999.

(23) Incorporated by reference to the Registrant's Current Report on Form 8-K dated June 28, 1999.

(24) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.

(25) Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 30, 1999.

(26) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 30, 1999.

(27) Incorporated by reference to the Registrant's Current Report on Form 8-K dated August 31, 1999.

(28) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 19, 1999.

(29) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 24, 1999.

(30) Incorporated by reference to the Registrant's Current Report on Form 8-K dated December 23, 1999.

(31) Included in Part II of this Registration Statement under the caption "Signatures."

ITEM 17.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 21, 2000.

                                        RMI.NET, INC.
                                        a Delaware corporation



                                        By:     /s/ Douglas H. Hanson
                                                -------------------------------
                                        Name:   Douglas H. Hanson
                                        Title:  Chief Executive Officer,
                                                President and Chairman of
                                                the Board of Directors
                                                (Principal Executive Officer)


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of RMI.NET, Inc. hereby severally constitute Douglas H. Hanson, Christopher J. Melcher, and Michael D. Dingman, Jr., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable RMI.NET, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed below by the following persons in the capacities and on the dates indicated:

NAME                                            TITLE                                         DATE
----                                            -----                                         ----
         /s/ Douglas H. Hanson                  Chief Executive Officer, President            January 21, 2000
-----------------------------------------       and Chairman of the Board of
           Douglas H. Hanson                    Directors (Principal Executive
                                                Officer)


      /s/ Michael D. Dingman, Jr.               Treasurer (Principal Financial                January 21, 2000
-----------------------------------------       Officer and Principal Accounting
        Michael D. Dingman, Jr.                 Officer)


             /s/ D.D. Hock                      Director                                      January 21, 2000
-----------------------------------------
               D.D. Hock


          /s/ Mary Beth Vitale                  Director                                      January 21, 2000
-----------------------------------------
            Mary Beth Vitale


        /s/ Robert S. Grabowski                 Director                                      January 21, 2000
-----------------------------------------
          Robert S. Grabowski


        /s/ Lewis H. Silverberg                 Director                                      January 21, 2000
-----------------------------------------
          Lewis H. Silverberg

                                 EXHIBIT INDEX*

EXHIBIT
NUMBER         DESCRIPTION OF DOCUMENT
------         -----------------------
4.20      Form of Subscription Agreement dated as of December 7, 1999

4.21      Form of Class A Warrant (Annex I to Subscription Agreement)

4.22      Form of Class B Warrant (Annex II to Subscription Agreement)

4.23      Form of Registration Rights Agreement (Annex IV to Subscription
          Agreement)

5.01 Opinion and Consent of Christopher J. Melcher, Esq., as to legality of securities being registered

23.01     Consent of Ernst & Young LLP **

23.02     Consent of Baird, Kurtz & Dobson **

23.03     Consent of Christopher J. Melcher, Esq. (included in Exhibit 5.01)

24.01 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures" )


* Excludes exhibits incorporated by reference. For a list of exhibits incorporated by reference, refer to Item 16 above.

** To be filed by amendment.